Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-43558, 333-65342, 333-99893, 333-116499, 333-127612 and 333-135004) pertaining to the Intuitive Surgical 2000 Equity Incentive Plan, 2000 Non-Employee Directors’ Stock Option Plan and 2000 Employee Stock Purchase Plan, and Form S-3 (Nos. 333-108713, 333-110229 and 333-110972) of our reports dated February 14, 2007, with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc., Intuitive Surgical, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intuitive Surgical, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Palo Alto, California

February 14, 2007